EXHIBIT 17

Neil Russell

VIA EMAIL AND U.S. MAIL

February 21, 2011

Eric Skae, CEO and Chairman of the Board Directors of New Leaf Brands, Inc.
One DeWolf Rd.
Suite 208
Old Tappan, NJ 07675

Lee Tawes, Director of New Leaf Brands, Inc.
Northeast Securities
100 Wall Street
Eighth Floor
New York, NY 10005

Scott Ricketts, Director New Leaf Brands, Inc.
Mid's Spaghetti Sauce
PO Box 5
Navarre, OH 44662

Dear Mr. Chairman and Fellow Directors:

Pursuant to my telephone conversation of Wednesday and Thursday, February 16 and 17, 2011, with Eric Skae, CEO and Chairman of New Leaf Brands, Inc., I hereby submit my resignation from the board, effective Monday, February 21, 2011. An original, signed copy of this letter is also being mailed to each director.

My decision was not made in haste. Like each of you, I am an investor in New Leaf, and a directorship of a public company is both an honor and a responsibility. I never took it lightly. However, the needs of my own business interests have become such that I can no longer devote the time necessary to New Leaf.

I wish the company success.

Sincerely,

Neil Russell